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                                                                        Exhibit 12

KANSAS CITY POWER & LIGHT COMPANY

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES



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                                                  Year Ended December 31
                                       1994      1993      1992      1991      1990
                                                         (Thousands)

Income from continuing
 operations                         $104,775  $105,772  $ 86,334  $103,893  $102,732

Add:

Taxes on income                       66,377    67,953    52,196    60,278    57,062

Kansas City earnings tax                 524       495       382       242       376

 Total taxes on income                66,901    68,448    52,578    60,520    57,438

Interest on value of leased
 property                              6,732     7,273     6,366     5,075     4,357

Interest on long-term debt            43,962    50,118    54,266    63,057    68,853

Interest on short-term notes           1,170       750     2,749     3,299     6,199

Other interest expense
 and amortization                      4,128     4,113     2,173     2,665     2,492

 Total fixed charges                  55,992    62,254    65,554    74,096    81,901

Earnings before taxes on
 income and fixed charges           $227,668  $236,474  $204,466  $238,509  $242,071


Ratio of earnings to fixed charges      4.07      3.80      3.12      3.22      2.96
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